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                                                     Filed Pursuant to Rule 433
                                               Registration Nos. 333-122925 and
                                                                 333-122925-01
[CITIGROUP LOGO]

         Citigroup Funding Inc. Principal-Protected Equity Linked Notes
                 Based Upon the Common Stock of FPL Group, Inc.
                                Final Term Sheet
                                February 10, 2006
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Issuer:           Citigroup Funding Inc. ("CFI").

Issuer Rating:    The creditworthiness of CFI is Aa1/AA- (Moody's / S&P)
                  based upon a full and unconditional guarantee from its parent company, Citigroup Inc.

Currency:         United States Dollar ("US$").

Sole Manager:     Citigroup Global Markets Inc.

Underlying Stock: FPL Group, Inc. ("FPL").

Offering:         Principal-Protected  Equity Linked Notes (the  "Notes")  Based
                  Upon the Common Stock of FPL Group, Inc.

Transaction Size: US$25,000,000.

Trade Date:       February 10, 2006.

Issue Date:       February 17, 2006.

Final Valuation
Date:             February 8, 2010.

Maturity Date:    February 16, 2010.

Offering Price:   100%.

Coupon:           None.

Initial Stock
Price:            US$ 42.212.

Exchange Price:   US$ 41.58, equal to approximately 98.50% of the Initial
                  Stock Price.

Exchange Ratio:   24.05 shares of FPL per each note of US$1,000.

Final Stock
Price:            The closing level of the Underlying Stock on the Final
                  Valuation Date.

Payment at
Maturity:         For each US$1,000 Note, if the Final Stock Price is less than the Exchange Price then the Payment at Maturity will equal
                  US$1,000.

                  Otherwise, the Payment at Maturity will equal a number of shares of FPL equal to the Exchange Ratio (or, at the note-holder's option, the cash value thereof based on the Final Stock Price provided the Issuer is given appropriate notification as described in the Pricing Supplement).

Call Protection:  Not callable.

Business Days:    A day on which commercial banks in New York are open.

Calculation
Agent:            Citigroup Global Markets Inc.

Form and
Denomination:     Registered Medium Term Notes in minimum denominations and
                  minimum increments of US$1,000.00.

Clearing and
Settlement:       DTC.

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Citigroup Funding Inc., the issuer, and Citigroup Inc., the guarantor, have filed a registration statement (including a prospectus) with the Securities and Exchange Commission ("SEC") for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement (File No. 333-122925) and the other documents Citigroup Funding and Citigroup have filed with the SEC for more complete information about Citigroup Funding, Citigroup and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you can request the prospectus by calling toll-free 1-800-248-3580.

[CITIGROUP LOGO]

         Citigroup Funding Inc. Principal-Protected Equity Linked Notes
                 Based Upon the Common Stock of FPL Group, Inc.
                                Final Term Sheet
                                February 10, 2006
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Listing:          None.

CUSIP/ISIN
Number:           17308C643.

Notice: The Notes represent obligations of Citigroup Funding Inc. only and do not represent an obligation of or interest in FPL or any of its affiliates. FPL has not authorized, sponsored or consented to the issuance of the Notes.

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Citigroup Funding Inc., the issuer, and Citigroup Inc., the guarantor, have filed a registration statement (including a prospectus) with the Securities and Exchange Commission ("SEC") for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement (File No. 333-122925) and the other documents Citigroup Funding and Citigroup have filed with the SEC for more complete information about Citigroup Funding, Citigroup and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you can request the prospectus by calling toll-free 1-800-248-3580.